UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

ProShares Trust II
(Name of Issuer)
ProShares UltraShort Silver ETF
(Title of Class of Securities)
74347W726
(CUSIP Number)
February 28, 2011
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	603432105

1	NAMES OF REPORTING PERSONS Frank E. Holmes

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Canada

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	HC

CUSIP No.	603432105

1	NAMES OF REPORTING PERSONS U.S. Global Investors, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Texas

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA

CUSIP No.	603432105

1	NAMES OF REPORTING PERSONS U.S. Global Investors Global Resources Fund

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IC

ITEM 1.

(a) NAME OF ISSUER:	ProShares Trust II

(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:	7501 Wisconsin Avenue, Suite 1000 Bethesda, MD 20814

ITEM 2.

(a) NAME OF PERSON FILING:	Frank E. Holmes
(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE	7900 Callaghan Road San Antonio, Texas 78229
(c) CITIZENSHIP:	Canada

(a) NAME OF PERSON FILING:	U.S. Global Investors, Inc.
(b) ADDRESS OF PRINCIPAL	7900 Callaghan Road
BUSINESS OFFICE	San Antonio, Texas 78229
(c) CITIZENSHIP: Texas

(a) NAME OF PERSON FILING:	U.S. Global Investors Global Resources Fund
(b) ADDRESS OF PRINCIPAL	7900 Callaghan Road
BUSINESS OFFICE	San Antonio, Texas 78229
(c) CITIZENSHIP:	Delaware

(d) TITLE OF CLASS OF SECURITIES:	Common Stock

(e) CUSIP NUMBER:	74347W726

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO 17 CFR §240.13d-1(b) OR §240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:
(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ☑	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ☑	An investment adviser in accordance with 17 CFR 240.13d-1(b)(1) (ii)(E);

(f) ☐	An employee benefit plan or endowment fund in accordance with 17 CFR §240.13d-1(b)(1)(ii)(F);

(g) ☑	A parent holding company or control person in accordance with 17 CFR §240.13d-(1)(b)(1)(ii)(G);

(h)	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ☐	Group, in accordance with 17 CFR §240.13d-1(b)(1)(ii)(J).

ITEM 4.	OWNERSHIP.
The responses to Items 5-11 of the respective cover pages of Mr. Holmes, U.S. Global Investors Inc. (“USGI”), and U.S. Global Investors Global Resources Fund (“Global Resources Fund”) are hereby incorporated by reference in response to Items 4(a)-(c).
USGI is the manager of investment accounts that hold in the aggregate 0 shares. Mr. Holmes is the chief executive officer and controlling shareholder of USGI.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
Not applicable.

ITEM 10.	CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated as of: March 10, 2011.

FRANK E. HOLMES
/s/ Susan B. McGee
(Signature) By: Susan B. McGee, Power of Attorney

U.S. GLOBAL INVESTORS, INC.
By:	Susan B. McGee President, General Counsel

/s/ Susan B. McGee
(Signature)

U.S. GLOBAL INVESTORS FUNDS
By:	Susan B. McGee Executive Vice President, Secretary

/s/ Susan B. McGee
(Signature)

Exhibit A
Joint Filing Agreement
We, the undersigned, hereby express our agreement that the attached Schedule 13G, and any amendments thereto, is filed jointly on behalf of each of us pursuant to Rule 13d-1(k) of the Exchange Act.
Dated as of: March 10, 2011.

FRANK E. HOLMES
/s/ Susan B. McGee
(Signature) By: Susan B. McGee, Power of Attorney

U.S. GLOBAL INVESTORS, INC.
By:	Susan B. McGee President, General Counsel

/s/ Susan B. McGee
(Signature)

U.S. GLOBAL INVESTORS FUNDS
By:	Susan B. McGee Executive Vice President, Secretary

/s/ Susan B. McGee
(Signature)